Exhibit 10.2

FORM OF RESTRICTED SHARE UNIT AWARD AGREEMENT

PURSUANT TO THE

AMENDED AND RESTATED EMPLOYEE AND DIRECTOR

INCENTIVE RESTRICTED SHARE PLAN OF

HOSPITALITY INVESTORS TRUST, INC.

THIS AGREEMENT (this “Agreement”) is made as of [__], 2020 and effective as of the Grant Date (as defined below), by and between Hospitality Investors Trust, Inc., a Maryland corporation with its principal office at 65 East 55th Street, Suite 801, New York, New York 10002 (the “Company”), and [_____________] (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) adopted the Employee and Director Incentive Restricted Share Plan of Hospitality Investors Trust, Inc. (as amended and/or restated from time to time, the “Plan”);

WHEREAS, the Plan provides that the Company, through the Committee, has the ability to grant awards of restricted share units to directors, officers, employees and certain consultants or entities, in each case, that are employed by or provide services to the Company or any Affiliate of the Company;

WHEREAS, the Participant is employed by the Company pursuant to an Employment with the Company dated as of [_____] (as amended and/or restated, the “Employment Agreement”), which Employment Agreement which contemplates awards of restricted share units on an annual basis to the Participant in accordance with the terms and conditions set forth therein;

WHEREAS, on [_____], 2020 (the “Grant Date”), the Company published estimated net asset value per share of the Company’s common stock as of December 31, 2019 of $[_____] per share; and

WHEREAS, subject to the terms and conditions of this Agreement and the Plan, the Committee has determined that the Participant shall be awarded restricted share units in the amount set forth below.

NOW, THEREFORE, the Company and the Participant agree as follows:

1.     Award of Restricted Share Units. Subject to the terms, conditions and restrictions of the Plan and this Agreement, the Company hereby grants to the Participant an award consisting of [________] restricted share units (the “Restricted Share Units”) in respect of shares of common stock of the Company, $0.01 par value per share (“Shares”).

2.     Vesting. Subject to the terms of the Plan and this Agreement, except as provided in Section 4 of this Agreement, the Restricted Share Units shall become vested (and, if applicable, earned) as follows:

(a)     [________]1 of the Restricted Share Units (the “Time-Based Restricted Share Units”) shall vest in equal annual installments on each of the first three (3) anniversaries of the Grant Date (each such anniversary, a “Time-Based Vesting Date”); provided that the Participant has not experienced a Termination prior to the applicable Time-Based Vesting Date. Except as set forth in Section 4, there shall be no proportionate or partial vesting in the periods prior to each Time-Based Vesting Date.

(b)     [________]2 of the Restricted Share Units (the “Performance-Based Restricted Share Units”) shall be earned as of the last day of the Performance Period (as defined below) if and to the extent that the performance goals set forth in Exhibit A (the “Performance Goals”) hereto are achieved with respect to the period commencing on January 1, 2020 and ending on, but including, December 31, 2022 (the “Performance Period”), and shall vest as of the Determination Date (as defined below); provided, that, except as set forth in Section 4, the Participant has not experienced a Termination prior to the Determination Date. The extent to which the Performance Goals are achieved and the Performance-Based Restricted Stock Units are earned shall be determined by the Committee in its sole discretion on a date as soon as practicable after the last day of the Performance Period (the “Determination Date”). The Committee may review and discuss, on an annual or periodic basis, preliminary information regarding the Company’s progress towards achieving the Performance Goals; provided that any such information, as well as the methodologies used to derive and calculate such information, shall be non-binding and subject to revision, update and modification in all respects, and no determination shall be made as to achievement of the applicable performance goals the number of Performance-Based Restricted Share Units until the Determination Date. Except as set forth in Section 4, there shall be no proportionate or partial vesting prior to the Determination Date.

3.     Settlement. Subject to Section 6 hereof, to the extent earned and vested, the Restricted Share Units shall be settled in Shares on the earliest of the following, in each case, on or after the Vesting Date: (a) the date of the Participant’s Termination; (b) a Section 409A Change in Control Event (as defined below); or (c) the calendar year in which the third (3rd) anniversary of the applicable vesting date occurs. For purposes of this Agreement, a “409A Change in Control Event” shall mean a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code.

4.     Termination. In the event of the Participant’s Termination, the following shall apply to the Restricted Share Units:

(a)     Termination by the Company without Cause; Termination by the Participant for Good Reason; Termination Upon Expiration Following Non-Renewal of the Employment Agreement by the Company. If the Participant experiences a Termination (i) by the Company without Cause (as defined in the Employment Agreement), (ii) by the Participant for Good Reason (as defined in the Employment Agreement) or (iii) upon expiration of the Employment Term (as defined in the Employment Agreement) following non-renewal by the Company, then (x) any outstanding and unvested Time-Based Restricted Share Units shall immediately vest and no longer be subject to forfeiture as of the date of the Termination, and (y) any outstanding and unvested Performance-Based Restricted Share Units shall remain outstanding and subject to vesting based on actual performance in accordance with the terms of this Agreement, without regard to the requirement of the Participant’s continued service. Any outstanding Restricted Share Units that do not become vested pursuant to this Section 4(a) or upon the Determination Date shall be immediately forfeited and cancelled as of the Determination Date, without any further action on the part of the Company or the Participant.

(b)     Termination as a result of the Participant’s Death or Disability. If the Participant experiences a Termination as a result of the Participant’s death or Disability (as defined in the Employment Agreement), then:

(i)     any unvested Time-Based Restricted Share Units that would have become vested within the one-year period beginning on the date of Termination and ending on the first anniversary of the date of Termination if the Participant had continued to be employed by the Company during such period shall immediately vest and no longer be subject to forfeiture as of the date of the Termination; and

(ii)     a pro-rata portion of the Performance-Based Restricted Share Units equal to the product of the total number of outstanding and unvested Performance-Based Restricted Share Units multiplied by a fraction (not greater than one (1)), (A) the numerator of which is the sum of (x) the number of days the Participant was employed by the Company during the Performance Period through the date of Termination, plus (y) 365, and (B) the denominator of which is the total number of days in the Performance Period, shall remain outstanding and subject to vesting based on actual performance in accordance with the terms of this Agreement.

Any outstanding Restricted Share Units that do not (x) become vested or (y) remain outstanding and eligible for vesting following a Termination, in each case, pursuant to this Section 4(b), shall be forfeited and cancelled immediately as of the date of Termination, without any further action on the part of the Company or the Participant, and any outstanding Restricted Share Units that remain outstanding and eligible for vesting following a Termination and that do not become vested upon the Determination Date shall be immediately forfeited and cancelled as of the Determination Date, without any further action on the part of the Company or the Participant.

(c)     All Other Terminations. If the Participant experiences a Termination for any reason other than those set forth in Section 4(a) and (b), any Restricted Share Units that have not yet vested shall be immediately forfeited and cancelled as of the date of Termination, without any further action on the part of the Company or the Participant.

5.     Rights as a Holder of Restricted Share Units. The Company shall record in its books and records the number of Restricted Share Units granted to the Participant. No Shares shall be issued to the Participant at the time the grant is made and, except as set forth in this Section 5, the Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Restricted Share Units, unless and until settled for Shares in accordance with Section 3; provided, however, that notwithstanding anything in Section 5.3(c) of the Plan to the contrary, to the extent the Company pays a dividend or other distribution in the form of cash, Shares or other property, (a) the Participant shall be credited, on all Restricted Share Units, with dividend equivalents equal in value to those declared and paid on Shares, (ii) these dividend equivalents will be regarded as having been reinvested in Restricted Share Units on the date of the underlying dividend payments based on the then Fair Market Value of the Shares, thereby increasing the number of Restricted Share Units held by the Participant, and (iii) such additional Restricted Share Units with respect to dividend equivalents will vest if and only if the underlying Restricted Share Units vest. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this Agreement.

6.     Tax Withholding. To the extent applicable, the Participant shall be subject to the provisions of Section 12 of the Plan with respect to any withholding or other tax obligations in connection with the grant, vesting or settlement of the Restricted Share Units or otherwise in connection with this Agreement. Except as otherwise determined by the Committee, in the event that any tax withholding or other tax obligations in respect of the Restricted Share Units (whether in connection with vesting, settlement or otherwise) are triggered prior to (a) a Change in Control, (b) a public listing of the Shares on a national securities exchange or (c) Brookfield’s ceasing to be an Affiliate of the Company, then such tax withholding or other tax obligations may, in the discretion of the Company, be effectuated by the Company withholding a number of Shares otherwise deliverable to the Participant with respect to the settlement of the Restricted Share Units having a Fair Market Value equal to the amount of such tax withholding obligations. To the extent permitted under Code Section 409A, the Company shall have the right, in its sole discretion, to accelerate the vesting and settlement of any portion of the Restricted Stock Units in its sole discretion in order to pay any income and/or employment taxes required in respect of the Restricted Stock Units prior to settlement (provided that the Participant shall have no discretion, and may not be given a direct or indirect election, with respect to whether the Company exercises such discretion to accelerate). The Company’s obligation to deliver Shares to the Participant upon settlement of the Restricted Share Units is subject to the satisfaction of any and all applicable federal, state and local income and employment tax withholding requirements.

7.     No Obligation to Continue Employment. This Agreement is not an agreement of employment or service. Neither the execution of this Agreement nor the issuance of the Restricted Share Units hereunder constitute an agreement by the Company to continue to engage the Participant as an employee during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any Restricted Share Units are outstanding, nor does it modify in any respect the Company’s right to terminate or modify the Participant’s service or compensation.

8.     Restrictions on Transfer. Except as provided in this Agreement or the Plan, the Participant may not sell, transfer, hypothecate, pledge, or assign any Restricted Share Units or any rights or interest therein, including without limitation any rights under this Agreement or, prior to settlement under Section 3, any Shares payable in respect of any Restricted Share Units. In addition, the Participant may not sell, transfer, hypothecate, pledge or assign any Restricted Share Units or any Shares delivered in connection with settlement of the Restricted Share Units during the time that Brookfield remains an Affiliate of the Company. Any attempted sale, assignment, transfer, pledge, exchange, encumbrance, hypothecation or other disposition of the Restricted Share Units or any Shares paid or payable in respect of any Restricted Share Units in violation of the Plan or this Agreement will be void and of no effect and the Company will have the right to disregard the same on its books and records.

9.     Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of any Shares provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, will do by virtue hereof. Nevertheless, the Participant will, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

10.     Miscellaneous.

(a)     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. Subject, or in addition, to any adjustment made pursuant to Section 12, the Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement or any of the Participant’s rights, interests or obligations hereunder.

(b)     This award of Restricted Share Units shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Share Units, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

(c)     No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(d)     This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract. One or more counterparts of this Agreement may be delivered by facsimile or scanned electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

(e)     The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(f)     The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(g)     All notices, consents, requests, approvals, instructions and other communications provided for herein will be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, addressed, in the case of the Company to the Chief Executive Officer of the Company at the principal office of the Company and, in the case of the Participant, at the address most recently on file with the Company, or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to Hospitality Investors Trust, Inc. at 65 East 55th Street, Suite 801, New York, New York 10002, Attn: Chief Executive Officer.

(h)     This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Maryland without reference to rules relating to conflicts of law.

11.     Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted thereunder and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Employment Agreement, this Agreement shall control. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

12.     Adjustments. Without limitation on the Committee’s power and authority under Sections 5.1(a) and 5.1(b) of the Plan in connection with certain changes in capital structure and/or corporate transactions, if (a) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or other transaction similar thereto, (b) any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, significant repurchases of stock, or other similar change in the capital stock of the Company, or (c) any other extraordinary event shall occur that, in each case, in the good faith judgment of the Committee necessitates action by way of equitable or proportionate adjustment in the terms of this Agreement or the Restricted Stock Units to avoid distortion in the value of this Award, then the Committee shall make equitable or proportionate adjustment and take such other action as it deems necessary to maintain the Participant’s rights hereunder so that they are substantially proportionate to the rights existing under this Award and the terms of the Award prior to such event, including, without limitation adjustments or modifications to substance and process related to the calculation and determination of the level of achievement of the Performance Goals. All adjustments or modifications pursuant to this Section 12 made by the Committee shall be final, binding and conclusive.

13.     Section 409A. This Agreement and the Restricted Share Units granted hereunder are intended to comply with or be exempt from Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the Restricted Share Units provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (a) if on the date of the Participant’s “separation from service” (as defined in Treasury Regulation §1.409A-1(h)) with the Company, the Participant is a specified employee (as defined in Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Participant at any time prior to the earlier of (i) the expiration of the six (6) month period following the Participant’s separation from service or (ii) the Participant’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Participant (or, if applicable, to the Participant’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Participant’s death, and (b) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” (as defined in Treasury Regulation §1.409A-1(h)).

[signature page(s) follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HOSPITALITY INVESTORS TRUST, INC.

By:
Name:
Title:

     Participant

     (Signature)

EXHIBIT A

1.

Performance Period. The Performance-Based Restricted Share Units shall be earned and shall vest based upon the Company’s achievement of the performance criteria set forth below during the Performance Period, which consists of three year-long periods (each, a “Performance Year”) for purposes of the calculations and determinations described below: the year-long period from January 1, 2020 through and including December 31, 2020, the year-long period from January 1, 2021 through and including December 31, 2021, and the year-long period from January 1, 2022 through and including December 31, 2022.

2.

RevPAR RSUs. Fifty percent (50%) of the Performance-Based Restricted Share Units (the “RevPAR RSUs”) shall be earned and shall vest in accordance with the vesting levels set forth below, based on Relative RevPAR Excess.

“Relative RevPAR Excess” means, an amount, expressed in terms of a percentage, whether positive or negative, by which the simple average of the Annual RevPAR Growth for the Same-Store Hotels for each Performance Year (the “Company Average RevPar”) is lower or higher than the simple average of the Annual RevPAR Growth for the relevant chain scales (Upscale, Upper Midscale, and Upper Upscale) as reported in the STR RevPAR Reports for each Performance Year (the “STR Average RevPar”).

“Annual RevPAR Growth” with respect to any Performance Year means the quotient, expressed as a percentage, whether positive or negative, of (i) the difference between (a) the RevPAR for the year prior to such Performance Year, subtracted from (b) the RevPAR for such Performance Year, divided by (ii) the RevPAR for the year prior to such Performance Year.

“Same-Store Hotels” means, for any Performance Year, all hotels owned by the Company as of the first and last day of such Performance Year excluding, in addition to hotels sold or acquired during the Performance Year, hotels which the Committee in its sole discretion has determined it is appropriate to exclude, such as hotels at which renovation resulted in meaningful room displacement during the Performance Year.

“RevPAR” with respect to any period is calculated (i) for the Same-Store Hotels, as the product of (a) the total number of hotel rooms sold at the Same-Store Hotels over the period divided by the total number of rooms available at the Same-Store Hotels over the period (i.e., occupancy percentage), multiplied by (b) the total hotel revenues at the Same-Store Hotels over the period divided by the total number of hotel rooms sold at the Same-Store Hotels over the period (i.e. average daily rate), and (ii) for the relevant chain scales, as reported in the STR RevPAR Reports. The calculation of RevPAR for the relevant chain scales for any period for these purposes shall be weighted according to the number of hotel rooms at the Same-Store Hotels for the applicable Performance Year included in each respective chain scale.

“STR RevPAR Reports” means the monthly reports published by STR, Inc. (or any successor entity, including any entity that may acquire STR, Inc.) providing information as to the RevPAR growth rates on an industry-wide basis categorized by chain scales, or, in the event such reports are discontinued or their methodology is significantly changed, a comparable report or reports selected by the Committee in its sole discretion.

Specifically, the RevPAR RSUs shall vest at the following levels (the “RevPAR Vesting Level”), depending on the amount of the Relative RevPAR Excess, as follows:

Performance Level	Relative RevPAR Excess	RevPAR Vesting Level
Below Threshold	Less than -50%	0%
Threshold	-50%	50%
Target	0%	100%
Maximum	+50%	150%

If the Relative RevPAR Excess, as determined by the Committee, is between Threshold and Target or between Target and Maximum, then the RevPAR Vesting Level and the number of RevPAR RSUs that become earned and vested shall be determined by linear interpolation between the applicable performance levels (which number shall be rounded to the nearest whole number). If the Relative RevPAR Excess, as determined by the Committee, is less than Threshold, no RevPAR RSUs shall be earned or vest.

For the avoidance of doubt, for purposes of the settlement in accordance with Section 3 of the Agreement of the RevPAR RSUs earned and vested pursuant to this Exhibit A, the number of Shares payable upon settlement of the RevPAR RSUs will be equal to the product of (i) fifty percent (50%) of the total number of Performance-Based Restricted Stock Units granted under the Agreement, and (ii) the applicable RevPAR Vesting Level determined in accordance with the above.

3.

EBITDA RSUs. Fifty percent (50%) of the Performance-Based Restricted Share Units (the “EBITDA RSUs”) shall be earned and shall vest in accordance with the vesting levels set forth below, based on Relative EBITDA Excess.

“Relative EBITDA Excess” means, an amount, expressed in terms of a percentage, whether positive or negative, by which the simple average of the Annual EBITDA Growth for the Same-Store Hotels for each Performance Year (the “Company Average EBITDA”) is lower or higher than the simple average of the Annual EBITDA Growth for the same-store hotels of the Peer Group for each Performance Year (the “Peer Group Average EBITDA”).

“Annual EBITDA Growth” with respect to any Performance Year means the quotient, expressed as a percentage, whether positive or negative, of (i) the difference between (a) the Hotel EBITDA for the year prior to such Performance Year, subtracted from (b) the Hotel EBITDA for such Performance Year, divided by (ii) the Hotel EBITDA for the year prior to such Performance Year. The calculation of the Annual EBITDA Growth of the Peer Group for these purposes shall represent the average of the Annual EBITDA Growth for each entity in the Peer Group for the Performance Year, with such average weighted according to the equity market capitalization of each such entity in the Peer Group as of the last trading day of the applicable Performance Period.

“Peer Group” means the following entities, provided that if the common stock of any of the following entities ceases to be listed on a national securities exchange in either the United States or Canada at any time during the Performance Period for any reason, then the entity shall be excluded from the Peer Group:

American Hotel Income Properties REIT LP	Chatham Lodging Trust
Ashford Hospitality Trust, Inc.	Hersha Hospitality Trust
Apple Hospitality REIT, Inc.	Summit Hotel Properties, Inc.

“Hotel EBITDA” means, with respect to the Company or any entity in the Peer Group that owns hotels, (i) earnings before interest, taxes and depreciation and amortization, subject to adjustments for any items that are, as determined by the Committee in its sole discretion, appropriate under the circumstances, including the exclusion of expenses that may not be indicative of the operating performance of the hotels (such as general and administrative expenses and non-recurring or non-cash charges), or (ii) a similar financial measure that, as determined by the Committee in its sole discretion, facilitates comparison of hotel operating profitability between periods. The calculation of the Hotel EBITDA for the Company for these purposes shall be consistent with the calculation of the Hotel EBITDA for the Company used by the Company for annual budgeting purposes (which is different than the calculation of “Hotel EBITDA” disclosed by the Company in its Quarterly Reports). The calculation of the Hotel EBITDA for any entity in the Peer Group for these purposes shall be derived from, and consistent with, relevant information about such entity’s financial operating performance provided by the Company to the Committee, including the information contained in such entity’s Quarterly Reports. The calculation of Hotel EBITDA for American Hotel Income Properties REIT LP shall exclude hotels comprising such entity’s Economy Lodging Hotels (as defined in such entity’s Quarterly Reports).

“Quarterly Report” means, (i) with respect to the Company or any entity in the Peer Group that is subject to on-going reporting obligations under the Exchange Act, either a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed with the Securities and Exchange Commission, or, (ii) with respect to any entity in the Peer Group that is subject to on-going reporting obligations under the Canadian securities laws, an equivalent periodic report published in accordance with Canadian securities laws.

Specifically, the EBITDA RSUs shall vest at the following levels (the “EBITDA Vesting Level”), depending on the amount of the Relative EBITDA Excess, as follows:

Performance Level	Relative EBITDA Excess	EBITDA Vesting Level
Below Threshold	Less than -50%	0%
Threshold	-50%	50%
Target	0%	100%
Maximum	+50%	150%

If the Relative EBITDA Excess, as determined by the Committee, is between Threshold and Target or between Target and Maximum, then the EBITDA Vesting Level and the number of EBITDA RSUs that become earned and vested shall be determined by linear interpolation between the applicable performance levels (which number shall be rounded to the nearest whole number). If the Relative EBITDA Excess, as determined by the Committee, is less than Threshold, no EBITDA RSUs shall be earned or vest.

For the avoidance of doubt, for purposes of the settlement in accordance with Section 3 of the Agreement of the EBITDA RSUs earned and vested pursuant to this Exhibit A, the number of Shares payable upon settlement of the EBITDA RSUs will be equal to the product of (i) fifty percent (50%) of the total number of Performance-Based Restricted Stock Units granted under the Agreement, and (ii) the applicable EBITDA Vesting Level determined in accordance with the above.

4.

Determinations. The Committee shall, in its sole discretion, make all determinations necessary to calculate the Relative RevPAR Excess and the Relative EBITDA Excess for the Performance Period, which determinations may or may not be explicitly contemplated by a resolution adopted or approved by the Committee and shall include, but shall not be limited to, for any Performance Year, any determination necessary to establish or calculate the Same-Store Hotels, the same-store hotels of any entity in the Peer Group, RevPAR, Company Average RevPAR, STR Average RevPar, Annual RevPAR Growth, Company Average EBITDA, Peer Group Average EBITDA, Annual EBITDA Growth, Hotel EBITDA for the Same-Store Hotels or Hotel EBITDA for the same-store hotels of any entity in the Peer Group.

1 50% of RSUs

2 50% of RSUs